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                                                                     Exhibit 8.2

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]





                                November 30, 2006




Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ  07974

Ladies and Gentlemen:

                  We have acted as special counsel to Lucent Technologies Inc., a Delaware corporation ("Lucent"), in connection with the proposed merger of Aura Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Alcatel, a societe anonyme organized and existing under the laws of the Republic of France ("Alcatel"), with and into Lucent (the "Merger") with Lucent surviving as a wholly owned subsidiary of Alcatel, pursuant to the Agreement and Plan of Merger among Alcatel, Merger Sub and Lucent, dated as of April 2, 2006 (the "Merger Agreement"). Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement. At your request, and pursuant to Section 8.03(d) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax matters.

                  In providing our opinion, we have examined the Merger Agreement, the Form F-4, including the joint proxy statement/prospectus of Alcatel and Lucent forming a part thereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion.

                  In addition, we have assumed that: (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Form F-4 (and


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Lucent Technologies Inc.
November 30, 2006
Page 2

no transaction or condition described therein and affecting this opinion will be or has been waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Form F-4 is true, complete and correct, (iii) the statements and representations made by Alcatel, Merger Sub and Lucent in their respective officer's certificates dated the date hereof and delivered to us for purposes of this opinion are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any statements made in any of the documents referred to herein "to the knowledge of" any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Merger will qualify as a statutory merger under Delaware Law, (vi) Alcatel and Lucent will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below,
(vii) any stockholder who is a "five-percent transferee shareholder" with respect to Alcatel within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will in a timely and effective manner file the agreement described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B) and
(viii) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Form F-4, our opinion as expressed below may be adversely affected.

                  Based upon and subject to the foregoing, we are of the opinion that:

                      (i) the Merger will be treated for United States federal
                  income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and each of Alcatel, Merger Sub and Lucent will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

                      (ii) each transfer of Shares to Alcatel by a stockholder
                  of Lucent pursuant to the Merger will not be subject to
                  Section 367(a)(1) of the Code.

                  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Lucent of any such change or inaccuracy that may occur or come to our attention.

                  We are furnishing this opinion solely to you in connection with the Merger, and this opinion is not to be relied upon for any other purpose or by any other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Form F-4. In


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Lucent Technologies Inc.
November 30, 2006
Page 3




giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                     Very truly yours,


                                     /s/  Wachtell, Lipton, Rosen & Katz